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                                                Filed Pursuant to Rule 424(b)(4)
                                                     Registration No. 333-102436

                              PROSPECTUS SUPPLEMENT

                      To Prospectus dated January 17, 2003
                             and supplemented by the
                          Prospectus Supplements, dated
   January 29, 2003, January 30, 2003, February 4, 2003, February 5, 2003 and
                               February 6, 2003.

                                       of

                                  FINDWHAT.COM

        Cleveland Overseas Limited ("Cleveland Overseas") sold the following number of shares of our common stock on the dates and at the per share prices set forth below:

- 19,100 shares on February 11, 2003 at an average price of $7.42 per share;

- 15,000 shares on February 12, 2003 at an average price of $7.31 per share; and

- 19,900 shares on February 13, 2003 at an average price of $7.05 per share.

This sale was effected by Bernard Herold & Co., Inc., as agent, at a total commission of $2,700.00. Immediately following these sales, Cleveland Overseas beneficially owned 122,418 shares of our common stock.

        RS Smaller Company Growth Fund ("Fund") sold the following number of shares of our common stock on the dates and at the per share prices set forth below:

- 21,700 shares on January 21, 2003 at an average price of $7.35 per share;

-       2,100 shares on January 22, 2003 at an average price of $7.25 per share;

-       700 shares on January 24, 2003 at an average price of $7.25 per share;

- 13,400 shares on January 27, 2003 at an average price of $7.26 per share; and

-       7,900 shares on January 28, 2003 at an average price of $7.28 per share.

This sale was effected by State Street on behalf of Deutsche Bank, as agent, at a total commission of $1,811.25. Immediately following these sales, the Fund beneficially owned 235,062 shares of our common stock.

        On February 13, 2003, the closing price per share of our common stock on the Nasdaq SmallCap Market was $7.12.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SHARES OR PASSED UPON THE ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

          The date of this Prospectus Supplement is February 14, 2003.